Exhibit 99.1

Encision Reports Second Fiscal Quarter Results

          BOULDER, Colo., Oct. 19 /PRNewswire-FirstCall/ -- Encision Inc. (Amex: ECI), a medical device company owning patented surgical technology that is emerging as a standard of care in minimally-invasive surgery, reported its financial results for its second fiscal quarter ended September 30, 2006.

          Revenue for the second fiscal quarter ended September 30, 2006 was $2.65 million, representing a 15% increase over revenue of $2.3 million for the prior fiscal year’s second quarter.  The Company recorded net income of $32 thousand or $.01 per share for the second quarter of fiscal year 2007 compared to a net loss of $(162) thousand or $(.03) per share for the second quarter of fiscal year 2006.  Net income for the second quarter of fiscal year 2007 includes stock-based compensation expense of $47 thousand, or $.01 per share, due to the implementation of SFAS 123(R).  Net income prior to fiscal year 2007 did not include stock-based compensation expense.  Gross profit margin for the second quarter of fiscal year 2007 was 64% as compared to 60% for the second quarter of fiscal year 2006.

          Revenue for the first six months ended September 30, 2006 was $5.41 million, representing an 18% increase over revenue of $4.59 million for the prior fiscal year’s first six months.  The Company recorded net income of $136 thousand or $.02 per share for the first six months of fiscal year 2007 compared to a net loss of $(143) thousand or $(.02) per share for the first six months of fiscal year 2006.  Net income for the first six months of fiscal year 2007 includes stock-based compensation expense of $94 thousand, or $.01 per share, due to the implementation of SFAS 123(R).  Net income prior to fiscal year 2007 did not include stock-based compensation expense.  Gross profit margin for the first six months of fiscal year 2007 was 63% as compared to 60% for the first six months of fiscal year 2006.

          Encision Inc. designs, develops, manufactures and markets innovative surgical devices that allow surgeons to optimize technique and patient safety during a broad range of surgical procedures.  Based in Boulder, Colorado, the Company pioneered the development of patented AEM(R) Laparoscopic Instruments to improve electrosurgery and to reduce the chance for patient injury in minimally invasive surgery.

          In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements.  Factors that could cause the Company’s actual results to differ materially include, among others, its ability to increase revenues through the Company’s distribution channels, insufficient quantity of new account conversions, insufficient cash to fund operations, scale up production to meet delivery obligations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company’s filings with the Securities and Exchange Commission.

          CONTACT:   Marcia McHaffie, Encision Inc., 303-444-2600,
                                 mmchaffie@encision.com

ENCISION INC.
Unaudited Condensed Statement of Operations
(In thousands, except per share amounts)

	For the Three Months Ended September 30,

	2006	2005

Net Revenue	$2,652	$2,303
Cost of Revenue	953	926
Gross Profit	1,699	1,377
Operating Expenses	1,687	1,537
Operating Profit (Loss)	12	(161)
Net Income (Loss)	$32	$(162)
Net Income (Loss) per Share	$.01	$(.03)

ENCISION INC.
Unaudited Condensed Statement of Operations
(In thousands, except per share amounts)

	For the Six Months Ended September 30,

	2006	2005

Net Revenue	$5,406	$4,591
Cost of Revenue	2,001	1,830
Gross Profit	3,405	2,761
Operating Expenses	3,296	2,907
Operating Profit (Loss)	109	(146)
Net Income (Loss)	$136	$(143)
Net Income (Loss) per Share	$.02	$(.02)

ENCISION INC.
Unaudited Condensed Balance Sheet
(In thousands)

	September 30, 2006	September 30, 2005

Cash and Cash Equivalents	$1,170	$832
Current Assets	3,844	3,459
Total Assets	4,296	4,018
Current Liabilities	1,272	1,104
Shareholders’ Equity	3,024	2,914
Total Liabilities and Shareholders’ Equity	$4,296	$4,018

SOURCE  Encision Inc.
          -0-                              10/19/2006
          /CONTACT:  Marcia McHaffie of Encision Inc., +1-303-444-2600, mmchaffie@encision.com/